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                                                                    EXHIBIT 4(f)




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                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

         This amended and restated credit agreement (hereinafter sometimes called "credit agreement"), effective as of December 15, 1993, among The Sherwin-Williams Company, an Ohio corporation (hereinafter sometimes called "Borrower") and the banking institutions named in Annex A attached hereto and made a part hereof (hereinafter sometimes collectively called "Banks" and individually "Bank") and Society National Bank, as administrative agent for the Banks under this credit agreement (hereinafter sometimes called the "Administrative Agent").

                              W I T N E S S E T H:
                              ____________________

         WHEREAS, Borrower, Sherwin-Williams Development Corporation, certain of the Banks and Ameritrust Company National Association entered into a certain credit agreement, effective as of June 22, 1987 (hereinafter sometimes called the "Effective Date"), for the establishment of credits in the aggregate principal amount of Two Hundred Eighty Million Dollars ($280,000,000) to be made available to Borrower and Sherwin-Williams Development Corporation, which credit agreement was amended and restated effective January 18, 1991; and

         WHEREAS, as a result of certain mergers (namely, Sherwin-Williams Development Corporation into Borrower and Ameritrust Company National Association into Administrative Agent), the receipt of written notice from Barclays Bank PLC and National Westminster Bank PLC to terminate their commitments, the addition of Credit Suisse and the reallocation of the aggregate commitment amongst the Banks, among others, Borrower, the Banks and Administrative Agent desire to amend and restate said credit agreement in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is mutually agreed as follows:

                            ARTICLE 1:  DEFINITIONS

         As used in this credit agreement, the following terms shall have the following meanings:

                 "ADMINISTRATIVE AGENT" shall mean Society National Bank or any successor Bank appointed by Borrower and approved by the Banks under
         Section 11.9 hereof.

                 "ADVANTAGE" means any payment whether made voluntarily or involuntarily (excluding any Debt incurred pursuant to Money Market Notes), received by any Bank in respect to Borrower's Debt to the Banks (excluding any Debt incurred pursuant to Money Market Notes) if such payment results in that Bank
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         having a lesser share of Borrower's Debt to the Banks (excluding any
         Debt incurred pursuant to Money Market Notes), than was the case immediately before such payment.

                 "BASE LENDING RATE" shall mean the rate of interest which National City Bank, Cleveland, Ohio, announces from time to time as its base lending rate. Any change in the Base Lending Rate shall be effective hereunder immediately from and after the effective date of change in such rate by National City Bank, Cleveland, Ohio.

                 "CLEVELAND BANKING DAY" shall mean a day on which Cleveland banks are open for the transaction of business.

                 "COMMITMENT" shall mean the obligation hereunder of each Bank to make loans, under Section 2.1A, B or C of this credit agreement, up to the amount set opposite such Bank's name under the column headed "Maximum Amount" as set forth in Annex A hereof during the Commitment Period (or such lesser amount as shall be determined pursuant to Section 2.6 hereof).

                 "COMMITMENT PERIOD" shall mean the period which commences on the Effective Date and terminates on the Termination Date.

                 "CONSOLIDATED NET INCOME" means the net income of the Borrower and its Consolidated Subsidiaries, excluding extraordinary items, as determined in accordance with generally accepted accounting principles as applied by Borrower in the calculation of such amount in Borrower's then most recent financial statements furnished to its stockholders.

                 "CONSOLIDATED NET WORTH" means the excess of the net book value of the assets of Borrower and its Consolidated Subsidiaries over all of their liabilities (other than Subordinated Indebtedness), as determined on a consolidated basis in accordance with generally accepted accounting principles as applied by Borrower in the calculation of such amount in Borrower's then most recent financial statements furnished to its stockholders, plus the aggregate value of all treasury stock purchased after July 1, 1987 (at cost) by the Borrower (to the extent that the aggregate value of such treasury stock for purposes of this calculation does not exceed One Hundred Million Dollars ($100,000,000)).

                 "CONSOLIDATED SUBSIDIARY" means, at any particular time, every Subsidiary other than those Subsidiaries which are not included as consolidated subsidiaries of Borrower in the financial statements contained in its then most recent Financial Report; provided, that any such excluded Subsidiary or Subsidiaries shall be excluded from Consolidated





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         Subsidiaries hereunder only for so long as it or they are so excluded from such Financial Reports.

                 "CURRENT ASSETS" and "CURRENT LIABILITIES" means the amounts determined in accordance with generally accepted accounting principles as applied by Borrower in the calculation of such amounts in Borrower's then most recent financial statements furnished to its stockholders.

                 "DEBT" means, collectively, all indebtedness incurred by Borrower to the Banks pursuant to this credit agreement and includes the principal of and interest on all Notes and each extension, renewal or refinancing thereof in whole or in part, the commitment fees and any prepayment premium payable hereunder.

                 "DOLLARS" or "$" means any lawful currency of the United States of America.

                 "DOMESTIC BASE RATE" means a rate per annum determined pursuant to the following formula:

                                           (Dom. CD  ) *
                          DBR     =        (---------)  + AR
                                           (1.00 - RP)

                          DBR     =        Domestic Base Rate
                     Dom.  CD     =        Domestic C/D Rate
                           RP     =        Reserve Percentage (expressed as
                                               a decimal)
                           AR     =        Assessment Rate

                 *The amount in brackets being rounded upwards, if necessary, to the nearest 1/100 of 1%.

                 "Domestic C/D Rate" means with respect to each Domestic Interest Period the rate of interest determined by the Administrative Agent to be the arithmetic average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the prevailing rates per annum bid at 10:00 a.m. Cleveland, Ohio time, or as soon thereafter as practicable, on the first day of the relevant Domestic Interest Period by New York certificate of deposit dealers of recognized standing to each Reference Bank and reported to the Administrative Agent by two or more such dealers for the purchase at face value from such Reference Bank of its certificates of deposit in an amount approximately equal or comparable to such Reference Bank's pro rata share of such Domestic Fixed Rate Loans and





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                 having a maturity of 30, 60, 90, 180, 270 or 360 days, as
                 selected by the Borrower.

                 "Reserve Percentage" for any day is that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement (including but not limited to any marginal reserve requirement and taking into account any transitional adjustments or other scheduled changes in reserve requirements) which is imposed on non-personal time deposits having an original maturity of one year or less (in the case of Domestic Fixed Rate Loans) or eurocurrency liabilities (in the case of LIBOR Loans) and which is applicable to the class of banks of which the Administrative Agent is a member.

                 "Assessment Rate" for any year is the average net annual assessment rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) actually paid by Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for such corporation's (or such successor's) insuring time deposits made in dollars at the offices of Administrative Agent in the United States during the immediately preceding calendar year. The Assessment Rate for any year shall take effect on February 1 of such year and remain in effect through January 31 of the immediately following year unless the effective dates are otherwise changed or modified by the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation (or any successors to either thereof).

                 "DOMESTIC FIXED RATE" means a rate per annum equal to the sum of the Domestic Margin plus the Domestic Base Rate.

                 "DOMESTIC FIXED RATE LOANS" shall mean those loans described in Sections 2.1A and 2.1B hereof on which Borrower shall pay interest at a rate based on the applicable Domestic Fixed Rate.

                 "DOMESTIC INTEREST PERIOD" shall mean a period of 30, 60, 90, 180, 270 or 360 days (as selected by Borrower) commencing on the applicable borrowing date of each revolving credit Domestic Fixed Rate Loan, and on each Interest Adjustment Date with respect to term Domestic Fixed Rate Loans; provided,





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         however, that if any such period would be affected by a reduction in
         Commitment as provided in Section 2.6 hereof, prepayment or conversion rights as provided in Sections 2.1B and 4.3 hereof or maturity of Domestic Fixed Rate Loans as provided in Section 2.1A or 2.1B hereof, such period shall be shortened to end on such date. If Borrower fails to provide notice as to the refinancing of any Domestic Fixed Rate Loan that is due and payable or fails to select a new Domestic Interest Period with respect to an outstanding term Domestic Fixed Rate Loan at least one (1) Cleveland Banking Day prior to any Interest Adjustment Date, Borrower shall be deemed to have selected a Domestic Interest Period of thirty (30) days (subject to the proviso of the preceding sentence) and the outstanding Domestic Fixed Rate Loan shall be refinanced accordingly pursuant to Section 2.1A(iv). With respect only to that portion of the Domestic Fixed Rate Loans (as described in Section 2.1B hereof) during the two (2) year term loan period which represents a mandatory semi-annual installment of principal, Borrower may not select a Domestic Interest Period the maturity of which would extend beyond the due date of such installment payment without becoming subject to the provisions of Section 2.4 hereof.

                 "DOMESTIC MARGIN" means 3/8 of 1% during the revolving portion of this credit agreement and 1/2 of 1% during the term portion of this credit agreement.

                 "FINANCIAL REPORT" means the annual or periodic report filed by Borrower with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of such Commission) on Form 10-K or 10-Q pursuant to the Securities Exchange Act of 1934, as then in effect (or any comparable forms under similar Federal statutes then in force), and the most recent financial statements furnished by Borrower to its stockholders (which annual financial statement shall be certified by Borrower's independent certified public accountants);

                 "FUNDED DEBT TO EQUITY RATIO" means the ratio of (i) Funded Indebtedness plus any Borrower guarantees of Funded Indebtedness of other than Consolidated Subsidiaries minus all Subordinated Indebtedness which is Funded Indebtedness, to (ii) Consolidated Net Worth; provided, however, to the extent that such Subordinated Indebtedness exceeds fifty percent (50%) of Consolidated Net Worth, such excess shall be included in (i) above.

                 "FUNDED INDEBTEDNESS" means indebtedness of the Borrower and its Consolidated Subsidiaries which (including any renewal or extension in whole or in part) matures or remains unpaid more than twelve (12) months after the date on which the obligation to repay such indebtedness is originally incurred,





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         plus capitalized lease obligations minus any Debt outstanding from time to time up to One Hundred Fifty Million Dollars ($150,000,000).

                 "INTEREST ADJUSTMENT DATE" shall mean the last day of each LIBOR Interest Period or each Domestic Interest Period, as the case may be.

                 "LIBOR INTEREST PERIOD" shall mean a period of 1, 2, 3, 6, 9 or 12 months (as selected by Borrower) commencing on the applicable borrowing date of each LIBOR Loan and on each Interest Adjustment Date with respect to term LIBOR Loans; provided, however, that if any such period would be affected by a reduction in Commitment as provided in
         Section 2.5 hereof, prepayment or conversion rights as provided in Sections 2.1B and 3.5 hereof or maturity of LIBOR Loans as provided in
         Section 2.1A or 2.1B hereof, such period shall be shortened to end on such date. If Borrower fails to provide notice as to the refinancing of any LIBOR Loan or fails to select a new LIBOR Interest Period with respect to an outstanding LIBOR Loan which is refinanced, at least three (3) London Banking Days prior to any Interest Adjustment Date, Borrower shall be deemed to have selected a LIBOR Interest Period of one (1) month (subject to the proviso of the preceding sentence) and the outstanding LIBOR Loan shall be refinanced accordingly. With respect only to that portion of the LIBOR Loans (as described in Section 2.1B hereof) during the two (2) year term loan period which represents a mandatory semi- annual installment of principal, Borrower may not select a LIBOR Interest Period the maturity of which would extend beyond the due date of such installment payment without becoming subject to the provisions of Section 2.4 hereof.

                 "LIBOR" shall mean the average (rounded upward to the nearest 1/16 of 1%) of the per annum rates at which deposits in immediately available funds in U.S. dollars for the relevant LIBOR Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such LIBOR Interest Period, as the case may be, are offered to the Reference Banks by prime banks in the London Interbank Eurodollar market, determined as of 11:00 a.m. London time, two (2) London Banking Days prior to the beginning of the relevant LIBOR Interest Period pertaining to a LIBOR Loan hereunder, as appropriately adjusted by dividing such average LIBOR rate by 1.00 minus the Reserve Percentage then in effect. In the event one or more of the Reference Banks fails to furnish its quote of any rate required herein, such rate shall be determined on the basis of the quote or quotes of the remaining Reference Bank or Banks.





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                 "LIBOR LOANS" shall mean those loans described in Sections
         2.1A and 2.1B hereof on which the Borrower shall pay interest at a rate based on LIBOR.

                 "LONDON BANKING DAY" shall mean a day on which banks are open for business in London, England and Cleveland, Ohio, quoting deposit rates for dollar deposits.

                 "MATERIAL", as used in Articles VI, VII and VIII, means the measure of a matter of significance which shall be determined as being an amount equal to at least Twenty-Five Million Dollars ($25,000,000) or five percent (5%) of the Consolidated Net Worth of Borrower and its Consolidated Subsidiaries, taken as a whole, whichever amount is greater.

                 "MONEY MARKET NOTE" shall mean a note or notes executed and delivered pursuant to Section 2.1C hereof.

                 "MONEY MARKET RATE" shall mean with respect to any period of days selected by Borrower, commencing on the applicable borrowing date for Money Market Rate Loan, the rate of interest per annum quoted by any Bank to Borrower for such Money Market Rate Loans.

                 "NOTE" or "NOTES" shall mean a note or notes executed and delivered pursuant to Section 2.1A, 2.1B or 2.1C hereof.

                 "PLAN" shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained for employees of the Borrower, of any Consolidated Subsidiary, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Borrower or any Consolidated Subsidiary is a part.

                 "POSSIBLE DEFAULT" means an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any event of default referred to in Article VIII hereof and which has not been appropriately waived by the Banks in writing or fully corrected prior to becoming an actual event of default.

                 "REFERENCE BANKS" shall mean Trust Company Bank and Bank of Nova Scotia; or any successor Banks appointed by Borrower, and satisfactory to the holders of fifty-one percent (51%) by amount, of the Commitments, at any time, upon thirty (30) days prior written notice to the Banks, to act as Reference Banks pursuant to the terms of this credit agreement.

                 "REGULATORY CHANGE" shall mean, as to any Bank, any change in United States federal, state or foreign laws or





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         regulations or the adoption or making of any interpretations, directives or requests of or under any United States federal, state or foreign laws or regulations enacted after the Effective Date (whether or not having the force of law) by any court or governmental authority charged with the interpretation or administration thereof, excluding, however, any such change which results in an adjustment of the Assessment Rate or the Reserve Percentage and the effect of which is reflected in a change in the Domestic Base Rate.

                 "RELATED WRITING" means any assignment, mortgage, security agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower or any of its officers to the Banks pursuant to or otherwise in connection with this credit agreement.

                 "REPORTABLE EVENT" shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

                 "REVOLVING CREDIT NOTE" shall mean a note executed and delivered pursuant to Section 2.1A hereof.

                 "SUBORDINATED INDEBTEDNESS" means an indebtedness which has been subordinated (by written terms or agreement being in form and substance reasonably satisfactory to the holders of fifty-one percent (51%) by amount, of the Commitments) in favor of the prior payment in full of Borrower's Debt to the Banks (for the purpose of this credit agreement, Borrower's existing six and one-quarter percent (6 1/4%) convertible debentures dated as of March 1, 1970 shall be considered to be Subordinated Indebtedness).

                 "SUBSIDIARY" means an existing or future corporation, the majority of the outstanding capital stock or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned at the time in question by Borrower or by another such corporation or by any combination of Borrower and such corporations.

                 "TERM LOAN NOTE" shall mean a note executed and delivered pursuant to Section 2.1B hereof.

                 "TERMINATION DATE" shall mean 12:01 a.m. on the fifth (5th) anniversary of the Effective Date; provided, however, that commencing with the second (2nd) anniversary of the Effective Date, and each successive anniversary thereafter, the Termination Date shall be extended automatically by one (1) year with respect to all Banks which fail to notify Borrower, in writing, prior to such anniversary date that they





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         wish to terminate their Commitment three (3) years from the 1st day of
         July of the year written notice of termination was received; and provided further that, in any event, the Termination Date for all Banks shall not extend beyond the twentieth (20th) anniversary of the Effective Date.

                 "VOTING STOCK" shall mean stock of a corporation of a class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by the reason of the happening of any contingency).

                 "WHOLLY-OWNED CONSOLIDATED SUBSIDIARY" shall mean each Consolidated Subsidiary all of whose outstanding stock, other than directors' qualifying shares, shall at the time be owned by the Borrower and/or by one or more Wholly-Owned Consolidated Subsidiaries.

Any accounting term not specifically defined in this Article shall have the meaning ascribed thereto by generally accepted accounting principles in effect as of the date of Borrower's then most recent Financial Reports.

The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

                    ARTICLE II.  AMOUNT AND TERMS OF CREDIT

         SECTION 2.1. AMOUNT AND NATURE OF CREDIT. Subject to the terms and provisions of this credit agreement each Bank will participate to the extent hereinafter provided in making loans to the Borrower in such aggregate amount as the Borrower shall request; provided, however, that in no event shall the aggregate principal amount of all loans outstanding under this credit agreement during the Commitment Period be in excess of Two Hundred Eighty Million Dollars ($280,000,000).

         Each Bank, for itself and not one for any other, agrees to participate in borrowings made hereunder on such basis that (a) immediately after the completion of any borrowing by the Borrower hereunder the aggregate principal amount then outstanding on Notes issued to such Bank shall not be in excess of the amount shown opposite the names of such Bank under the column headed "Maximum Amount" as set forth in Annex A hereto for the Commitment Period and
(b) the aggregate principal amount outstanding on Notes (excluding Money Market Notes) issued to such Bank shall not exceed that percentage of the aggregate principal amount then outstanding on all Notes (including the Notes, other than Money Market Notes, held by such Bank) which is shown opposite the names of such Bank under the column headed "Percentage" in Annex A hereto.





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         Each borrowing from, and reduction of Commitments of, the Banks under
Paragraph A and B below, hereunder shall be made pro rata according to their respective Commitments. The aforementioned loans may be made as revolving credit loans and as term loans, as follows:

                 A.       REVOLVING CREDIT LOANS

         (i) BORROWING RESTRICTIONS: Subject to the terms and conditions of this credit agreement, during the Commitment Period each Bank will make a loan or loans to the Borrower in such amount or amounts as the Borrower may from time to time request but not exceeding in aggregate principal amount, at any one time outstanding hereunder, the Commitment of such Bank. Subject to the provisions of this credit agreement the Borrower shall be entitled under this Paragraph A to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time during the Commitment Period.

        (ii) LOAN AMOUNTS: Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow hereunder up to the Commitment by means of any combination of:

                 (a) BASE LENDING RATE LOANS, maturing as of its due date, drawn down in aggregate amounts of not less than Five Million Dollars ($5,000,000) or any greater amount evenly divisible by One Million Dollars ($1,000,000).

                 (b) LIBOR LOANS, maturing as of the last day of the period for such Loans, drawn down in aggregate amounts of not less than Five Million Dollars ($5,000,000) or any greater amount evenly divisible by One Million Dollars ($1,000,000).

                 (c) DOMESTIC FIXED RATE LOANS, maturing as of the last day of the period for such Loans, drawn down in aggregate amounts of not less than Five Million Dollars ($5,000,000) or any greater amount evenly divisible by One Million Dollars ($1,000,000).

       (iii)     INTEREST RATES:  Borrower shall pay interest:

                 (a) on the unpaid principal amount of BASE LENDING RATE LOANS outstanding from time to time from the date thereof until paid, payable on March 31, June 30, September 30 and December 31 of each year and at the maturity thereof, at a rate per annum (computed on the basis of a year being 365 or 366 days, as





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                          the case may be) which shall be the Base Lending Rate
                          from time to time in effect. Any change in such rate resulting from a change in the Base Lending Rate shall be effective immediately from and after such change in the Base Lending Rate;

                 (b) at a fixed rate for each LIBOR Interest Period on the unpaid principal amount of LIBOR LOANS outstanding from time to time from the date thereof until paid, payable on the last day of such LIBOR Loan (provided that if a LIBOR Interest Period exceeds three months, the interest must be paid every three months from the beginning of such LIBOR Interest Period), at the rate per annum (computed on the basis of a year having 360 days), of three-eighths of one percent (3/8%) above LIBOR, fixed in advance of each LIBOR Interest Period as herein provided for each such Interest Period; and

                 (c) at a fixed rate for each Domestic Interest Period on the unpaid principal amount of DOMESTIC FIXED RATE LOANS outstanding from time to time from the date thereof until paid, payable on the last day of such Domestic Fixed Rate Loan (provided that if a Domestic Interest Period exceeds ninety (90) days, the interest must be paid every ninety (90) days from the beginning of such Domestic Interest Period), at a rate per annum (computed on the basis of a year having 360 days) equal to the applicable Domestic Fixed Rate, fixed in advance of each Domestic Interest Period as herein provided for each such Domestic Interest Period; PROVIDED that if any portion of any Domestic Fixed Rate Loan shall have a Domestic Interest Period of less than thirty (30) days, such portion shall bear interest during such Domestic Interest Period at the rate per annum which would apply if such portion were a Base Lending Rate Loan.

        (iv) LOAN REFINANCINGS: At the request of Borrower, PROVIDED no event of default exists hereunder, the Banks shall make LIBOR Loans with successive LIBOR Loans and shall make Domestic Fixed Rate Loans with successive Domestic Fixed Rate Loans commencing on the date immediately following the last day of such prior loan.

         (v) REVOLVING CREDIT NOTES: The obligation of the Borrower to repay the Base Lending Rate Loans, Domestic Fixed Rate Loans and the LIBOR Loans made by each Bank and to pay interest thereon shall be evidenced by Revolving Credit Notes of the Borrower substantially in the form of EXHIBIT A hereto, with appropriate insertions, dated the





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                 date of this credit agreement and payable to the order
                 of such Bank on the last day of such loan, in the principal amount of its Commitment, or if less, the aggregate unpaid principal amount of revolving credit loans made hereunder by such Bank. The principal amount of the Base Lending Rate Loans, Domestic Fixed Rate Loans and the LIBOR Loans made by each Bank and all prepayments thereof and the applicable dates with respect thereto shall be recorded by such Bank from time to time on the grid(s) attached to such Revolving Credit Note or by appropriate book entry. The aggregate unpaid amount of Base Lending Rate Loans, Domestic Fixed Rate Loans and LIBOR Loans set forth on the grid(s) attached to each Revolving Credit Note shall be rebuttably presumptive evidence of the principal amount owing and unpaid on such Revolving Credit Note, it being understood, however, that any Bank's failure to so record appropriate information on the grid(s) attached to its respective Revolving Credit Note shall in no way affect the obligations of the Borrower under this credit agreement or such Revolving Credit Note.

        (vi) INTEREST ON LATE PAYMENTS: If any Revolving Credit Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, the principal thereof and the accrued and unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be 1.1 times the Base Lending Rate from time to time in effect.

                 B.       TERM LOAN

         (i) BORROWING RESTRICTIONS: Subject to the terms and conditions of this credit agreement, at any time prior to the end of the Commitment Period, each Bank will make a two (2) year term loan to the Borrower in such amount, if any, as the Borrower may request, but not exceeding the Commitment of such Bank then in effect. The Borrower shall notify the Administrative Agent at the time of the request whether the two (2) year term loans will be Base Lending Rate Loans, LIBOR Loans or Domestic Fixed Rate Loans. In the event that the Borrower makes borrowings under this Paragraph B, no further borrowing shall be made under Paragraphs A or C hereof, anything in this credit agreement to the contrary notwithstanding. If at the time the borrowing shall be made under this Paragraph B there shall be outstanding any Revolving Credit Notes issued under Paragraph A hereof, then the proceeds of the term loans made under this Paragraph B shall be applied in full or to the extent necessary, as the case may be, to the payment in full of the principal of and interest





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                 on such Notes even though the same shall not be due by their terms. The preceding sentence shall constitute an authorization and direction by the Borrower to each Bank to so apply the proceeds of such term loan so made by such Bank under this Paragraph B to the payment in full of the principal of and interest on all Notes issued under Paragraph A hereof which are owned by such Bank. The borrowing under this Paragraph B and any application of proceeds to the payment of Notes outstanding under Paragraph A hereto shall be deemed to be effected simultaneously so that, for the purpose of this credit agreement, Notes shall not be deemed to be outstanding under Paragraph A at the same time Notes are outstanding under Paragraph B hereof. Any prepayment of the Notes outstanding under Paragraph A shall be subject to Section 2.4 hereof.

    (ii) LOAN AMOUNTS: Base Lending Rate Loans, LIBOR Loans and Domestic Fixed Rate Loans shall be in aggregate amounts of not less than Five Million Dollars ($5,000,000), but either may be in lesser amounts with respect to mandatory semi-annual installments of principal or as a result of such semi-annual installments of principal having been made.

   (iii)         INTEREST RATES:

                 (a) If the loans are BASE LENDING RATE LOANS, the Borrower shall pay interest (computed on the basis of a year having 365 or 366 days, as the case may be) on the unpaid principal amount thereof outstanding from time to time from the date hereof until paid, payable every ninety (90) days, commencing ninety (90) days from the date of the Term Loan Notes evidencing such term loans, and at maturity thereof at the Base Lending Rate plus one-fourth of one percent (1/4%) per annum for the Term Loan Notes evidencing such term loans. Any change in such rate resulting from a change in the Base Lending Rate shall be effective immediately from and after such change in the Base Lending Rate.

                 (b) If the loans are LIBOR LOANS, the Borrower shall pay interest (computed on the basis of a year having 360 days) at a fixed rate for each LIBOR Interest Period on the unpaid principal amount of LIBOR Loans outstanding from time to time from the date hereof until paid, payable on each Interest Adjustment Date with respect to a LIBOR Interest Period (provided that if a LIBOR Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such LIBOR Interest Period), at LIBOR plus one-half of one percent (1/2%) per annum for the Term Loan Notes evidencing such term loans, fixed in advance of each LIBOR Interest Period as herein provided for each such Interest Period.

                 (c) If the loans are DOMESTIC FIXED RATE LOANS, the Borrower shall pay interest (computed on the basis of a year having 360 days) at a fixed rate for each Domestic Interest Period on the unpaid principal amount of Domestic Fixed Rate Loans outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to a Domestic Interest Period, (provided that if a Domestic Interest Period exceeds ninety (90) days, the interest must be paid every ninety (90) days, commencing ninety (90) days from the beginning of such Domestic Interest Period), at a rate per annum equal to the applicable Domestic Fixed Rate, fixed in advance of each Domestic Interest Period as herein provided for each such Domestic Interest Period.

        (iv) LOAN CONVERSIONS: All of the term loans outstanding at any time must be either Base Lending Rate Loans, LIBOR Loans or Domestic Fixed Rate Loans, but the Banks, at the request of the Borrower, shall convert Base Lending Rate Loans to LIBOR Loans or Domestic Fixed Rate Loans at any time and shall convert LIBOR Loans or Domestic Fixed Rate Loans to any other type of loans permitted by this Paragraph B on any Interest Adjustment Date applicable to the LIBOR Loan or Domestic Fixed Rate Loan, as the case may be, but each request for loans under this Paragraph B must either be for Base Lending Rate Loans, LIBOR Loans or Domestic Fixed Rate Loans.

         (v) TERM LOAN NOTE: The obligation of Borrower to repay the Base Lending Rate Loans, the LIBOR Loans and the Domestic Fixed Rate Loans made by each Bank and to pay interest thereon shall be evidenced by a Term Loan Note of the Borrower substantially in the form of EXHIBIT B hereto, with appropriate insertions, dated the date of the first borrowing hereunder and payable to the order of such Bank in the principal amount of its Commitment, or if less, the aggregate unpaid principal amount of term loans made hereunder by such Bank, in four (4) substantially equal consecutive semi-annual installments, commencing six months from the date thereof. The principal amount of the Base Lending Rate Loans, the LIBOR Loans and the Domestic Fixed Rate Loans made by each Bank and all prepayments thereof and the applicable dates with respect thereto shall be recorded by such Bank from time to time on the grid(s) attached to such Term Loan Note or by appropriate book entry. The aggregate unpaid amount of Base Lending Rate Loans, LIBOR Loans and the Domestic Fixed Rate Loans set forth on the grid(s) attached to each Term Loan Note shall be rebuttably presumptive evidence of the principal amount owing and unpaid on such Term Loan Note, it being understood, however, that any Bank's failure to so record appropriate information on the grid(s) attached to its respective Term Loan Note shall in no way affect the obligations of the Borrower under this credit agreement or such Term Loan Note.

    (vi) INTEREST ON LATE PAYMENTS: If any such Term Loan Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity therein contained, the principal thereto and the accrued and unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be 1.1 times the Base Lending Rate from time to time in effect.

                 C.       MONEY MARKET RATE LOANS

     (i) BORROWING RESTRICTIONS: Subject to the terms and conditions of this credit agreement, during the Commitment Period each Bank may make but is not obligated to make a Money Market Rate Loan to the Borrower in such amount or amounts as the Borrower may from time to time request, but not exceeding in aggregate principal amount, at any one time outstanding hereunder, the Commitment of such Bank. Subject to the provisions of this credit agreement, Borrower shall be entitled under this Paragraph C to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time from any Bank making Money Market Rate Loans to Borrower.

    (ii) LOAN AMOUNTS: Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow hereunder up to the Commitment in an amount of not less than Five Million Dollars ($5,000,000).

   (iii) INTEREST RATES: Borrower shall pay interest on the unpaid principal amount of any Money Market Rate Loan outstanding from time to time from the date thereof until paid, at the Money Market Rate, payable at the maturity thereof, provided that if the term of said Money Market Rate Loan exceeds ninety
                 (90) days the interest must also be paid every ninety (90) days commencing ninety (90) days from the date of such Money Market Rate Loan, and at the maturity thereof at a rate per annum (computed on the basis of a year being 365 or 366 days, as the case may be) specified by the lending Bank.

    (iv) MONEY MARKET NOTES: The obligation of Borrower to repay Money Market Rate Loans made by any Bank and to pay interest thereon, shall be evidenced by a Money Market Note of the Borrower substantially in the form of Exhibit C hereto, dated the date of such Money Market Rate Loan and payable to the order of such Bank in accordance with the terms and provisions of such Money Market Note.

     (v) INTEREST ON LATE PAYMENTS: If any Money Market Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, the principal thereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be 1.1 times the Base Lending Rate from time to time in effect.

         SECTION 2.2. CONDITIONS TO LOANS OR CONVERSIONS. The obligation of each Bank to make the loans described in Paragraphs 2.1A and 2.1B hereunder is conditioned, in the case of each borrowing or conversion hereunder, upon:

     (i)         receipt by the Administrative Agent:

                 (a) as to BASE LENDING RATE LOANS, of one (1) Cleveland Banking Day's notice from the Borrower of the proposed date and aggregate amount of the borrowing;

                 (b) as to LIBOR LOANS, of three (3) London Banking Days' notice from the Borrower of the proposed date, aggregate amount and initial LIBOR Interest Period;

                 (c) as to DOMESTIC FIXED RATE LOANS, of one (1) Cleveland Banking Day's notice from the Borrower of the proposed date, aggregate amount and initial Domestic Interest Period;

                 the Administrative Agent shall notify each Bank promptly upon receipt of such notice and on such proposed date each Bank shall provide the Administrative Agent for the account of the Borrower, not later than 2:00 P.M. Cleveland time, with the amount in Federal or other immediately available funds, required of it;

    (ii) the fact that no Possible Default shall then exist or immediately after the loan would exist; and

   (iii)         the fact that the representations and warranties contained in
                 Article VII hereof shall be true and correct in all material respects with the same force and effect as if made on and as of the date of such borrowing or conversion.

Each borrowing or conversion by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower as of the date of such borrowing as to the facts specified in (ii) and (iii) above.

         SECTION 2.3. PAYMENTS ON NOTES, ETC. All payments of principal, interest and commitment fees shall be made to Administrative Agent in immediately available funds for the account of the Banks, and the Administrative Agent forthwith shall distribute to each Bank its ratable shares of the amounts of principal, interest and commitment fees received by it for the account of such Bank. Each Bank shall endorse each Note held by it or otherwise make appropriate book entries evidencing each payment of principal made thereon, it being understood, however, that any Bank's failure to record appropriate information on the grid(s) attached to any Note shall in no way affect the obligation of the Borrower under this credit agreement or any such Note. Whenever any payment to be made hereunder, including without limitation any payment to be made on any Note, shall be stated to be due on a day which is not a Cleveland Banking Day, such payment may be made on the next Cleveland Banking Day and such extension of time shall in each case be included in the computation of the interest payable on such Note. Notwithstanding the previous sentence in the case of any LIBOR Loan, if the next Cleveland Banking Day is in a month other than the month the payment was originally due, such payment may be made on the immediately preceding Cleveland Banking Day and such reduction of time shall in each case be considered in the computation of the interest payable on such Note.

         SECTION 2.4.  PREPAYMENT.

     (i) As to BASE LENDING RATE LOANS, Borrower shall have the right at any time or from time to time, upon two (2) Cleveland Banking Days' prior written notice to the Administrative Agent, without the payment of any premium or penalty, to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

    (ii) As to LIBOR LOANS, Borrower shall have the right at any time or from time to time, upon four (4) London Banking Days' prior written notice to the Administrative Agent (subject to the payment of a prepayment penalty as hereinafter described), to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. Borrower agrees that if LIBOR as determined as of 11:00 a.m. London time, three (3) London Banking Days prior to the date of prepayment (hereinafter, "Prepayment LIBOR") shall be lower than the last LIBOR previously determined for those LIBOR Loans with respect to which prepayment is intended to be made (hereinafter, "Last LIBOR"), then Borrower shall, promptly pay each of the Banks, in immediately available funds, a prepayment penalty measured by a rate (the "Prepayment Penalty Rate") which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR, Borrower shall apply a rate equal to LIBOR for a deposit approximately equal to the amount of such prepayment which would be applicable to a LIBOR Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual LIBOR Interest Period during which such prepayment is to be made. The Prepayment Penalty Rate shall be applied to all or such part of the principal amount of the Notes as related to the LIBOR Loans to be prepaid, and the prepayment penalty shall be computed for the period commencing with the date on which said prepayment is to be made to that date which coincides with the last day of the LIBOR Interest Period previously established when the LIBOR Loans, which are to be prepaid, were made. Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000) (except in the case of a LIBOR Loan initially made in an aggregate amount less than One Million Dollars ($1,000,000), as provided in Section 2.1B hereof). In the event Borrower fails to borrow under a proposed LIBOR Loan subsequent to the delivery to the Banks of the notice of the proposed date, aggregate amount and initial LIBOR Interest Period of such loan, but prior to the draw down of funds thereunder, such failure to borrow shall be treated as a prepayment subject to the aforementioned prepayment penalty. Notwithstanding the above, no prepayment penalty shall be due and owing by Borrower if Borrower makes such payment on the Interest Adjustment Date applicable to the loan being paid.

   (iii) As to DOMESTIC FIXED RATE LOANS, Borrower shall have the right at any time or from time to time, upon two (2) Cleveland Banking Days' prior written notice to the Administrative Agent (subject to the payment of a prepayment penalty as hereinafter described) to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. Borrower agrees that if the Domestic Fixed Rate as determined as of 10:00 a.m. Cleveland time, two (2) Cleveland Banking Days prior to the date of prepayment of any Domestic Fixed Rate Loans (hereinafter, "Prepayment Domestic Fixed Rate") shall be lower than the last Domestic Fixed Rate previously determined for those Domestic Fixed Rate Loans with respect to which prepayment is intended to be made (hereinafter, "Last Domestic Fixed Rate"), then Borrower shall promptly pay to each of the Banks, in immediately available funds, a prepayment penalty measured by a rate (the "Prepayment Domestic Penalty Rate") which shall be equal to the difference between the Last Domestic Fixed Rate and the Prepayment Domestic Fixed Rate. In determining the Prepayment Domestic Fixed Rate, Borrower shall apply the Domestic Fixed Rate which would be applicable to a Domestic Fixed Rate Loan approximately equal to the amount of such prepayment having a Domestic Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Domestic Interest Period during which such prepayment is to be made. The Prepayment Domestic Penalty Rate shall be applied to all or such part of the principal amounts of the Notes as related to the Domestic Fixed Rate Loans to be prepaid, and the prepayment penalty shall be computed for the period commencing with the date on which such prepayment is to be made to the date which coincides with the last day of the Domestic Interest Period previously established when the Domestic Fixed Rate Loans, which are to be prepaid, were made. In the event Borrower fails to borrow under a proposed Domestic Fixed Rate Loan subsequent to the delivery to the Banks of the notice of the proposed date, aggregate amount and initial Domestic Interest Period of such loan, but prior to the draw down of funds thereunder, such failure to borrow shall be treated as a prepayment subject to the aforementioned prepayment penalty. Notwithstanding the above, no prepayment penalty shall be due and owing by Borrower if Borrower makes such payment on any Interest Adjustment Date.

Each prepayment of the Notes evidencing term loans shall be applied to the principal installments thereof in the inverse order of their respective maturities.

         SECTION 2.5.  COMMITMENT FEES.

         (i) AMOUNT. Borrower agrees to pay to Administrative Agent for the account of each Bank, as consideration for its Commitment hereunder, a commitment fee on the daily average unused amount of such Commitment at the rate of one-eighth of one percent (1/8 of 1%) per annum (based on a year having 365 or 366 days, as the case may be). In determining the amount of the commitment fee with respect to any Bank, any unpaid Money Market Rate Loans made by such Bank shall reduce the Commitment of such Bank only, and shall not reduce the Commitment of all Banks on a pro-rata basis.

         (ii) PAYMENT DATES. Commitment fees hereunder shall be paid quarterly in arrears (commencing June 30, 1987) for the period from and including the Effective Date to and including the earlier of the end of the Commitment Period or the date the Commitments are otherwise terminated, reduced to zero or converted to term loans hereunder.

         SECTION 2.6.  TERMINATION OF COMMITMENTS AND RIGHT OF SUBSTITUTION.

          (i) Borrower may at any time or from time to time terminate in whole or ratably in part the Commitments of all the Banks hereunder to an amount not less than the aggregate principal amount of the loans then outstanding under Section 2.1A, B or C of this credit agreement, by giving the Banks not less than two (2) Cleveland Banking Days' notice of the aggregate amount of such partial termination (which shall not be less than One Million Dollars ($1,000,000) or any integral multiple thereof) and such Bank's proportionate amount of such partial termination. If Borrower terminates in whole the Commitments of the Banks, on the effective date of such termination (provided Borrower has prepaid in full the unpaid principal balance, if any, of the Notes outstanding together with all accrued and unpaid interest, if any, commitment fees accrued and unpaid, and any applicable prepayment penalties) all of the Notes outstanding shall be delivered to Borrower marked "Cancelled". Any partial termination in the Commitments of the Banks shall be effective during the remainder of the Commitment Period.

         (ii) Borrower may at any time or from time to time terminate the Commitment of any Bank hereunder to an amount not less than the aggregate principal amount of the loans then outstanding by such Bank under Section 2.1A, B or C of this credit agreement:

                 (a) immediately if such Bank satisfies any of the criteria for insolvency described in Section
                          8.5 hereof; or

                 (b) upon not less than two (2) Cleveland Banking Days' notice if Borrower, in its sole discretion, elects to terminate the Commitment of such Bank for any reason including, but not limited to, the default of such Bank under the terms of this credit agreement.

        (iii) In the event that the Commitment of any Bank is terminated by Borrower pursuant to Section 2.6(ii) hereof, Borrower shall have the right to replace such Bank with a successor bank or banks (including any Bank which is a party to this credit agreement, at such Bank's sole discretion); provided that such successor bank shall, pursuant to a written instrument in form and substance satisfactory to Borrower, effectively agree to become a party hereto and a "Bank" hereunder and be bound by the terms hereof.

         (iv) In the event of the default of any Bank under the terms of this credit agreement, Borrower's election to terminate the Commitment of such Bank shall not act as a waiver of any other remedies which Borrower may have for such default.

          (v)    The termination of the Commitment of any Bank pursuant to
                 Section 2.6(ii) shall not affect the Commitments or the obligations of all remaining Banks under this credit agreement.

         (vi) After any termination or reduction of the Commitments as described in this Section 2.6 the commitment fees payable hereunder shall be calculated upon the Commitments of the Banks as so reduced.

          ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS

         SECTION 3.1. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time after the Effective Date any new law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Bank with respect to such

LIBOR Loans, then upon demand by such Bank Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming such additional cost or reduced amount were allocable to such LIBOR Loans.

A certificate as to the increased cost or reduced amount (hereinafter in this Section 3.1 collectively called "Increased Costs") as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to Borrower for its review. Borrower shall, in the absence of manifest error, pay such Increased Costs for such period of time prior to the date such certificate is received by Borrower during which such Regulatory Change, by its terms, applies retroactively to any period of time prior to the date such Regulatory Change became effective. Also, Borrower shall, in the absence of manifest error, pay such Increased Costs incurred by Bank on and after the date such certificate is received by Borrower unless Borrower, notwithstanding any other provision of this credit agreement, promptly;

         (i) upon at least three (3) Cleveland Banking Days' prior written notice to such Bank, prepays the affected LIBOR Loans in full or converts all LIBOR Loans to Base Lending Rate Loans regardless of the interest period of any thereof (which prepayment shall be subject to the prepayment penalties set forth in Section 2.4 hereof), or

        (ii) terminates the Commitment of such Bank pursuant to Section 2.6(ii) hereof (provided that Borrower shall pay such Increased Costs on any LIBOR Loans from such Bank which remain outstanding).

Each Bank will notify Borrower as promptly as practicable of the existence of any event which will likely require the payment by Borrower of any such additional amount under this Section.

         SECTION 3.2. CHANGES IN TAX LAWS. In the event that by reason of any new law, regulation or requirement or any change in any existing law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, (i) any Bank shall, with respect to this credit agreement or any transaction under this credit agreement, be subject to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) or (ii) any change shall occur in the taxation of any Bank with respect to any LIBOR Loan and the interest payable thereon (other than any change which affects, and to the extent that it affects, the taxation of the total net income of such Bank), and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or commitment fee receivable by such Bank in respect thereof, then such Bank shall promptly notify Borrower stating the reasons therefor.

A certificate as to any such increased cost or reduced amount (hereinafter in this Section 3.2 collectively called "Increased Costs") as a result of any event mentioned in this Section 3.2, setting forth the calculations therefor, shall be submitted by such Bank to the Borrower for its review. Borrower shall, in the absence of manifest error, pay such Increased Costs for such period of time prior to the date such certificate is received by Borrower during which such Regulatory Change, by its terms, applies retroactively to any period of time prior to the date such Regulatory Change became effective.
Also, Borrower shall, in the absence of manifest error, pay such Increased Costs incurred by Bank on and after the date such certificate is received by Borrower unless Borrower, notwithstanding any other provision of this credit agreement, promptly;

         (i) upon at least three (3) Cleveland Banking Days' prior written notice to such Bank, prepays the affected LIBOR Loans in full or converts all LIBOR Loans to Base Lending Rate Loans regardless of the interest period of any thereof (which prepayment shall be subject to the prepayment penalties set forth in Section 2.4 hereof), or

        (ii) terminates the Commitment of such Bank pursuant to Section 2.6(ii) hereof (provided that Borrower shall pay such Increased Costs on any LIBOR Loans from such Bank which remain outstanding).

If any Bank receives such additional consideration from Borrower pursuant to this Section 3.2 and thereafter obtains the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid, such Bank shall pay to Borrower its allocable share thereof and shall reimburse Borrower to the extent, but only to the extent, that such Bank shall have actually received a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank's income tax return by any taxing agency is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to Borrower as aforesaid, Borrower, upon demand of such Bank, will promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be.

         SECTION 3.3. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect to any LIBOR Loans, in the event that the Banks shall have determined that dollar deposits of the relevant LIBOR amount for the relevant LIBOR Interest Period for such LIBOR Loans are not available to the Banks in the London Interbank Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such determination to Borrower then (i) any notice of new LIBOR Loans (or conversion of existing loans to LIBOR Loans) previously given by the Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Base Lending Rate Loans, and (ii) Borrower shall be obligated either to prepay or to convert any outstanding LIBOR Loans on the last day of the then current LIBOR Interest Period or Periods with respect thereto.

         SECTION 3.4. INDEMNITY. Without prejudice to any other provisions of this Article III, Borrower hereby agrees to indemnify each Bank against any loss or expense (excluding consequential damages) which such Bank may sustain or incur as a direct result of any default by Borrower in payment when due of any amount due hereunder in respect of any LIBOR Loan (including, but not limited to, any loss of profit, premium or penalty incurred by such Bank as a result of such default in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its reasonable discretion). A certificate as to any such loss or expense shall be promptly submitted by such Bank to the Borrower for its review and shall be paid by Borrower in the absence of manifest error.

         SECTION 3.5. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loans which it is committed to make hereunder with moneys obtained in the London Interbank Eurodollar market, the Commitment of such Bank to fund LIBOR Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower declare that its Commitment with respect to such loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify the Borrower. If any such change shall make it unlawful for any Bank to continue in effect the funding in the London Interbank Eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower, and the other Banks thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (i) the last day of the then current LIBOR Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to Base Lending Rate Loans or prepay all LIBOR Loans to the Banks in full. Any such prepayment or conversion shall not be subject to the prepayment penalties prescribed in Section 2.4 hereof.

         SECTION 3.6. FUNDING. Each Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.

            ARTICLE IV.  ADDITIONAL PROVISIONS RELATING TO DOMESTIC
                                FIXED RATE LOANS

         SECTION 4.1.  INCREASED COST.  If, as a result of any Regulatory
Change:

        (i) the basis of taxation of payments, to any Bank of the principal of or interest on any Domestic Fixed Rate Loan or any other amounts payable under this credit agreement in respect thereof (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its main office) is changed; or

       (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or liabilities of, any Bank are imposed, modified or deemed applicable; or

      (iii) any other condition affecting this credit agreement or any of the Domestic Fixed Rate Loans is imposed on any Bank;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining any of the Domestic Fixed Rate Loans is increased, or any amount received by such Bank hereunder in respect of any such loans is reduced (such increase in cost and reductions in amounts receivable being hereinafter in this Section 4.1 called "Increased Costs"), then Bank shall promptly submit to Borrower, for review, a certificate setting forth the calculations for such Increased Costs. Borrower shall, in the absence of manifest error, pay such Increased Costs for such period of time prior to the date such certificate is received by Borrower during which such Regulatory Change, by its terms, applies retroactively to any period of time prior to the date such Regulatory Change became effective. Also, Borrower shall, in the absence of manifest error, pay such Increased Costs incurred by Bank on and after the date such certificate is received by Borrower unless Borrower, notwithstanding any other provision of this credit agreement, promptly;

         (i) upon at least three (3) Cleveland Banking Days' prior written notice to such Bank, prepays the affected Domestic Fixed Rate Loans in full or converts all Domestic Fixed Rate Loans to Base Lending Rate Loans or LIBOR Loans regardless of the Domestic Interest Period or any thereof (which prepayment or conversion shall be subject to the prepayment penalty set forth in Section 2.4 hereof), or

        (ii) terminates the Commitment of such Bank pursuant to Section 2.6(ii) hereof (provided that Borrower shall pay such Increased Costs on any Domestic Fixed Rate Loans from such Bank which remains outstanding).

Each Bank will notify Borrower as promptly as practicable (with a copy thereof delivered to the Administrative Agent) of the existence of any event which will likely require the payment of Borrower of any such additional amounts under this Section.

         SECTION 4.2. QUOTED RATES. Anything herein to the contrary notwithstanding, if on or before the first day of the applicable Domestic Interest Period for any Domestic Fixed Rate Loan the Administrative Agent determines that for any reason whatsoever, dealers of recognized standing are not providing quotes for certificates of deposit (in the applicable amounts) to the Banks for a period of time comparable to the applicable Domestic Interest Period, then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such failure to quote such rates continues, the Banks shall be under no obligation to make Domestic Fixed Rate Loans or to convert Base Lending Rate Loans or LIBOR Loans into Domestic Fixed Rate Loans under this credit agreement and Borrower shall not be entitled to obtain any Domestic Fixed Rate Loans hereunder until the Administrative Agent has notified Borrower that the conditions giving rise to the operation of this Section no longer exists.

         SECTION 4.3. CHANGE OF LAW. Notwithstanding any other provision in this credit agreement, in the event that any Regulatory Change shall make it unlawful for any Bank to fund any Domestic Fixed Rate Loans, the Commitment of such Bank to fund Domestic Fixed Rate Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and the Administrative Agent declare that its Commitment with respect to such loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify the Borrower and the Administrative Agent.

If any such change shall make it unlawful for any Bank to continue in effect the funding of Domestic Fixed Rate Loans, such Bank shall, upon the happening of such event, notify Borrower and the Administrative Agent and the other Banks thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (i) the last day of the then current Domestic Interest Period or (ii) if required by such Regulatory Change, on such date as shall be specified on such notice, either convert all Domestic Fixed Rate Loans to Base Lending Rate Loans or LIBOR Loans or prepay all Domestic Fixed Rate Loans to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment penalties prescribed in Section 2.4 hereof.

                         ARTICLE V.  OPENING COVENANTS

         Prior to or concurrently with the execution and delivery of this credit agreement, Borrower shall furnish to each Bank the following:

         SECTION 5.1. RESOLUTIONS. Certified copies of the resolutions of the board of directors of Borrower evidencing approval of the execution of this credit agreement and the execution and delivery of the Notes as provided for herein.
         SECTION 5.2. LEGAL OPINION. A favorable opinion of counsel for Borrower as to the matters referred to in Sections 7.1, 7.2, 7.3, 7.4, 7.5 and
7.7 of this credit agreement and such other matters as the Banks may reasonably request.

         SECTION 5.3. CERTIFICATE OF INCUMBENCY. A certificate of the secretary or assistant secretary of Borrower certifying the names of the officers of Borrower authorized to sign this credit agreement, and the Notes, together with the true signatures of such officers.

         SECTION 5.4. FINANCIAL REPORTS. The Financial Reports of Borrower and the Consolidated Subsidiaries, dated December 31, 1986, heretofore furnished to each Bank, are true and complete, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used by Borrower and its Consolidated Subsidiaries during Borrower's immediately preceding full fiscal year, except as stated therein, and fairly present Borrower's and its Consolidated Subsidiaries' financial condition as of that date and the results of their operations for the interim period then ending. Since that date there has been no material adverse change in Borrower's and its Consolidated Subsidiaries' financial condition, properties or business taken as a whole.

                             ARTICLE VI.  COVENANTS

         Borrower agrees that so long as the Commitments remain in effect and thereafter until the principal of and interest on all Notes and all other payments due hereunder shall have been paid in full, Borrower will perform and observe all of the following provisions, namely:

         SECTION 6.1. INSURANCE. Borrower will (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated, and (b) forthwith upon any Bank's written request, furnish to such Bank such information about Borrower's and its Consolidated Subsidiaries' insurance as that Bank may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to such Bank and certified by an officer of Borrower.

         SECTION 6.2. MONEY OBLIGATIONS. Borrower and each Consolidated Subsidiary will pay when due all taxes, and assessments for which they may be or become liable except only those so long as and to the extent that the same are contested in good faith by appropriate and timely proceedings.
         SECTION 6.3.  FINANCIAL REPORTS.  Borrower will furnish to each Bank:

     (i) within sixty (60) days after the end of each of the first three quarter-annual periods of each of its fiscal years (and, in any event, in each case as soon as prepared), the quarterly Financial Report of Borrower and the Consolidated Subsidiaries as at the end of that period, prepared on a consolidated basis;

    (ii) within ninety (90) days after the end of each of its fiscal years (and, in any event, in each case as soon as available), the annual Financial Report of Borrower and the Consolidated Subsidiaries for that year prepared on a consolidated basis;

   (iii) within sixty (60) days after the end of each of its quarterly accounting periods and within ninety (90) days after the end of its annual accounting period, a statement certified by a financial officer of the Borrower reflecting compliance with Sections 6.4, 6.5 and 6.6 hereof; and

    (iv) promptly after filing with the Securities and Exchange Commission, any Form 8-K or Schedule 13D filings applicable to Borrower (or any successor forms or schedules promulgated by the Securities and Exchange Commission from time to time which encompass the matters currently addressed in Form 8-K and
                 Schedule 13D).

         SECTION 6.4. CURRENT RATIO. Borrower will maintain all times the ratio of Current Assets of Borrower and its Consolidated Subsidiaries to Current Liabilities of Borrower and its Consolidated Subsidiaries at no less than 1.25 to 1.

         SECTION 6.5. FUNDED DEBT TO EQUITY RATIO. Borrower will maintain at all times a Funded Debt to Equity Ratio of no more than 1 to 1.

         SECTION 6.6. NET WORTH. Borrower will not suffer or permit its Consolidated Net Worth at any time to fall below Three Hundred Forty Million Dollars ($340,000,000) plus twenty-five percent (25%) of its Consolidated Net Income for periods commencing on and after July 1, 1987.

         SECTION 6.7. REGULATIONS U AND X. Borrower will not nor will it permit any Subsidiary to take any action that would result in any non-compliance of the loans made hereunder with Regulations U and X of the Board of Governors of the Federal Reserve System.

         SECTION 6.8. MERGER AND SALE OF ASSETS. Borrower will not merge or consolidate with nor permit any Consolidated Subsidiary to merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or, during any twelve-month period, a substantial part of its assets to any person or entity, except that if no Possible Default shall then exist or immediately thereafter will begin to exist:

     (i) Any Consolidated Subsidiary may merge with (a) Borrower (provided that Borrower shall be the continuing or surviving corporation) or (b) any one or more other Consolidated Subsidiaries provided that either the continuing or surviving corporation shall be a Wholly-Owned Consolidated Subsidiary, or after giving effect to any merger pursuant to this sub-clause (b), Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries shall own not less than the same percentage of the outstanding Voting Stock of the continuing or surviving corporation as Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries owned of the merged Consolidated Subsidiary immediately prior to such merger,

    (ii) Any Consolidated Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (a) Borrower, (b) any Wholly-Owned Consolidated Subsidiary or (c) any Consolidated Subsidiary of which Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries shall own not less than the same percentage of Voting Stock as Borrower and/or one or more Wholly- Owned Consolidated Subsidiaries then own of the Consolidated Subsidiary making such sale, lease, transfer or other disposition,

   (iii) Borrower may sell the stock or assets of any Consolidated Subsidiary if such sale or other disposition is determined by the board of directors of Borrower to be in the best interests of Borrower and such sale is for a consideration which represents the fair value (as determined in good faith by the board of directors of Borrower) at the time of such sale of such stock or assets,

    (iv) Borrower may merge with any other corporation, provided that Borrower shall be the surviving corporation, or

     (v) Borrower or any Consolidated Subsidiary may sell all or any part of the assets of any of its divisions if such sale or other disposition is determined by the board of directors of such Borrower, as the case may be, to be in the best interests of such Borrower and such sale is for a consideration which represents the fair value (as determined in good faith by such board of directors) at the time of such sale or other disposition of such assets.

    (vi) Upon filing pursuant to any federal or state law in connection with any tender offer for shares of Borrower common stock (other than a tender offer by the Borrower) or upon the signing of any agreement for the merger or consolidation of the Borrower with another corporation (wherein the Borrower would not be the surviving corporation) which tender offer, merger or consolidation if consummated would, in the opinion of the Board of Directors, be likely to result in a change in control of the Borrower, the Commitments of the Banks will be immediately terminated. Notwithstanding anything in this credit agreement to the contrary, in the event that any such tender offer, merger or consolidation shall be abandoned or, in the opinion of the Board of Directors, is not likely to be consummated, the Board of Directors may by notice to the Banks nullify the effect of the immediately preceding sentence and revoke such termination.

         SECTION 6.9. NOTICE. Borrower will cause its treasurer, or in his absence another officer designated by the treasurer, to promptly notify the Banks whenever any Material Possible Default may occur hereunder or any other representation or warranty made in Article VII hereof or elsewhere in this credit agreement or in any Related Writing may for any reason cease in any Material respect to be true and complete.

         SECTION 6.10. LIENS. Borrower will not and will not permit any Consolidated Subsidiary to create, assume or suffer to exist any lien upon any of its property or assets (hereinafter "Properties") whether now owned or hereafter acquired without effectively providing that any borrowings under this credit agreement shall be secured equally and ratably with all other indebtedness thereby secured; provided that this Section shall not apply to the following:

     (i) liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings,

    (ii) other liens incidental to the conduct of its business or the ownership of its Properties which were not incurred in connection with the borrowings of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its Properties or materially impair the use thereof in the operation of its business,

   (iii) liens on Properties of a Consolidated Subsidiary to secure obligations of such Consolidated Subsidiary to Borrower or another Consolidated Subsidiary,

    (iv) liens on Properties of Borrower and its Consolidated Subsidiaries existing on the date hereof,

     (v) any lien existing on any Properties of any corporation at the time it becomes a Consolidated Subsidiary, existing prior to the time of acquisition upon any Properties acquired by the Borrower or any Consolidated Subsidiary through purchase, merger, consolidation or otherwise, whether or not assumed by Borrower or such Consolidated Subsidiary,

    (vi) any lien placed upon any asset other than real property (hereinafter in this subparagraph (vi) "Asset") at the time of acquisition by the Borrower or any Consolidated Subsidiary to secure all or a portion of [or to secure indebtedness incurred prior to, at the time of, or (in the case of any Asset acquired with the intent to obtain subsequent financing thereof secured by a lien) within two years after the acquisition of such Asset for the purpose of financing all or a portion of] the purchase price thereof, provided that any such lien shall not encumber any other Properties of the Borrower or such Consolidated Subsidiary,

   (vii) any lien placed upon any real property now owned or hereafter acquired by Borrower or any of its Subsidiaries up to eighty percent (80%) of the fair market value of such real property,

  (viii) liens in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any state government or any political subdivision thereof, and, in each case, resulting from acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or any political subdivision thereof, or subcontracts thereunder,

        (ix) liens created, assumed or existing in connection with a tax-free financing,

         (x) any lien renewing, extending or refunding any lien permitted by clauses (iv), (v), (vi), (vii), (viii) and (ix) above, provided that the principal amount secured is not increased, and the lien is not extended to other Properties, and

        (xi) liens other than those permitted by clauses (i) through (x) above, provided that the aggregate amount of all indebtedness secured by liens permitted by this clause (xi) shall not at any time exceed fifteen percent (15%) of Consolidated Net Worth.

         SECTION 6.11. ERISA COMPLIANCE. Neither Borrower nor any Consolidated Subsidiary will incur any Material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder, or any Material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. Borrower will furnish to the Banks as soon as possible and in any event within thirty (30) days after Borrower or such Consolidated Subsidiary knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of Borrower or such Consolidated Subsidiary setting forth details as to such Reportable Event and the action which Borrower or such Consolidated Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to Borrower or such Consolidated Subsidiary.

                            ARTICLE VII.  WARRANTIES

         Subject only to such exceptions, if any, as may be fully disclosed in an officer's certificate or written opinion of counsel furnished by Borrower to each Bank prior to the execution and delivery hereof, Borrower represents and warrants as follows:

         SECTION 7.1. EXISTENCE. Borrower is a duly organized and validly existing Ohio corporation and is in good standing in the office of Ohio's Secretary of State.

         SECTION 7.2. RIGHT TO ACT. No registration with or approval of any governmental agency of any kind is required for the due execution and delivery or for the enforceability of this credit agreement and any Note issued pursuant to this credit agreement.

Borrower has legal power and right to execute and deliver this credit agreement and any Note issued pursuant to this credit agreement and to perform and observe the provisions of this credit agreement and any Note issued pursuant hereto. By executing and delivering this credit agreement and any Note issued pursuant to this credit agreement and by performing and observing the provisions of this credit agreement and any Note issued pursuant hereto, Borrower will not violate any existing provision of its articles of incorporation, code of regulations or any applicable law or violate or otherwise become in default under any existing contract or other obligation binding upon Borrower. The officers executing and delivering this credit agreement on behalf of Borrower have been duly authorized to do so, and this credit agreement and any Note, when executed, are legally binding upon Borrower in every respect.

         SECTION 7.3. LITIGATION AND LIENS. To the best of Borrower's knowledge, no litigation or proceeding is pending which would, if successful, have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries taken as a whole, which is not already reflected in Borrower's Financial Reports. The Internal Revenue Service has not alleged any Material default by Borrower in the payment of any tax or threatened to make any Material assessment in respect thereof which would have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole.

         SECTION 7.4. ERISA COMPLIANCE. Neither Borrower nor any Consolidated Subsidiary has incurred any Material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder. No Reportable Event has occurred with respect to any Plan which would have a Material adverse financial impact on Borrower or any of its Consolidated Subsidiaries, taken as a whole. The Pension Benefit Guaranty Corporation, established thereunder, has not asserted that Borrower or any Consolidated Subsidiary has incurred any Material liability in connection with any Plan. No Material lien has been attached and no person has threatened to attach such a lien on any property of Borrower and any Consolidated Subsidiary as a result of Borrower's or any Consolidated Subsidiary's failing to comply with such act or regulation.

         SECTION 7.5. ENVIRONMENTAL CONTROLS. To the best of Borrower's knowledge, Borrower and each Subsidiary is substantially in compliance with all applicable existing laws and regulations (other than laws and regulations the validity or applicability of which is being contested by Borrower in good faith by appropriate proceedings diligently prosecuted) relating to environmental control in all jurisdictions where Borrower or any Subsidiary is presently doing business and Borrower and each Subsidiary is substantially in compliance with the Occupational Safety and Health Act of 1970 and all rules, regulations and applicable orders thereunder (other than rules, regulations and orders the validity or applicability of which is being contested by Borrower in good faith by appropriate proceedings diligently prosecuted). Borrower will use its best efforts to comply and to cause each Subsidiary to comply with all such laws and regulations (other than laws and regulations the validity or applicability of which is being contested by Borrower in good faith by appropriate proceedings diligently prosecuted) which may be legally imposed in the future in jurisdictions in which Borrower or any Subsidiary may then be doing business.

         SECTION 7.6. FINANCIAL REPORTS. The Financial Reports of Borrower and the Consolidated Subsidiaries, furnished to each Bank from time to time pursuant to this credit agreement shall be true and complete, prepared in accordance with generally accepted accounting principles, except as stated therein, and fairly present Borrower's and its Consolidated Subsidiaries' financial condition and the results of their operations for the period encompassed by such Financial Reports.

         SECTION 7.7. REGULATIONS. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any loans hereunder (or any conversion thereof) nor the use of the proceeds of such loans will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

         SECTION 7.8. DEFAULTS. No Possible Default exists hereunder which would have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole; nor will any such Possible Default begin to exist immediately after the execution and delivery hereof.

                        ARTICLE VIII.  EVENTS OF DEFAULT

         Each of the following shall constitute an event of default hereunder:

         SECTION 8.1. PAYMENTS. If the principal of or interest on any Note or any commitment fee shall not be paid in full punctually when due and payable and shall remain unpaid for a period of ten (10) consecutive days.

         SECTION 8.2. COVENANTS. If Borrower shall fail or omit to perform and observe any agreement or other provision (other than those referenced to in Section 8.1 hereof) contained or referred to in this credit agreement or any Related Writing that is on

Borrower's part to be complied with, and such Possible Default, if not fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by any Bank that the specified Possible Default is to be remedied, would have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole (provided, however, that the financial covenants in Sections 6.4, 6.5 and 6.6 shall be applied without regard to any materiality standard).

         SECTION 8.3. WARRANTIES. If any representation, warranty or statement made in or pursuant to this credit agreement or any Related Writing or any other information furnished by Borrower to the Banks or any thereof or any other holder of any Note, shall be false or erroneous in any respect which would have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole.

         SECTION 8.4. CROSS DEFAULT. If Borrower or any of its Consolidated Subsidiaries (i) default in the payment of principal or interest due and owing upon any other obligation for borrowed money beyond any period of grace provided with respect thereto or (ii) default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (including, without limitation the existing indentures of Borrower relating to Borrower's present 6.25% debentures), if any such default is not waived by the holders of such agreement or instrument, and if the effect of such unwaived default would (a) accelerate the maturity of such indebtedness or permit the holder thereof to cause such indebtedness to become due prior to its stated maturity and (b) have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole.

         SECTION 8.5. SOLVENCY. If Borrower or a Consolidated Subsidiary representing in excess of five percent (5%) of total consolidated assets of Borrower and the Consolidated Subsidiaries shall (i) discontinue business (except as permitted under Section 6.8), or (ii) generally not pay its debts as such debts become due, or (iii) make a general assignment for the benefit of creditors, or (iv) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (v) be adjudicated an insolvent debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from to time to time, or (vi) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the substantive allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other comparable proceeding (whether federal or state) relating to relief of debtors, or (vii) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets.

                       ARTICLE IX.  REMEDIES UPON DEFAULT

         Notwithstanding any contrary provision or inference herein or elsewhere,

         SECTION 9.1. OPTIONAL DEFAULTS. If any event of default referred to in Section 8.1, 8.2, 8.3, or 8.4 hereof shall occur, the holders of fifty-one percent (51%) (by amount) of the Commitments, shall have the right in their discretion, to give written notice to Borrower, to

         (i) terminate the Commitments and the credits hereby established, if not theretofore terminated, and forthwith upon such election the obligations of the Banks, and each thereof, to make any further loan or loans hereunder immediately shall be terminated, and/or

        (ii) accelerate the maturity of all of Borrower's Debt to the Banks (if it be not already due and payable), whereupon all of Borrower's Debt to the Banks shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

         SECTION 9.2. AUTOMATIC DEFAULTS. If any event of default referred to in Section 8.5 hereof shall occur,

         (i) all of the Commitments and the credits hereby established shall automatically and forthwith terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further loan or loans hereunder, and

        (ii) the principal of and interest on any Notes, then outstanding, and all of Borrower's Debt to the Banks shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

                           ARTICLE X.  MISCELLANEOUS

         SECTION 10.1. EQUALIZATION PROVISION. Each Bank agrees with the other Banks that if it at any time shall obtain any Advantage over the other Banks or any thereof in respect of Borrower's Debt to the Banks (except under Section 2.1C or Article III or IV hereof), it will purchase from the other Banks, for cash and at par, such additional participation in Borrower's Debt to the Banks as shall be necessary to nullify the Advantage.
If any said Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage each such purchase shall be rescinded, and the purchase price restored (but without interest, unless the Bank receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all indebtedness owing by Borrower to that Bank pursuant to this credit agreement (including, without limitation, any participation purchased or to be purchased pursuant to Section 10.1) until Borrower's Debt has been paid in full.

         SECTION 10.2. BANKS' INDEPENDENT INVESTIGATION. Each Bank by its signature to this credit agreement acknowledges and agrees that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of Borrower and any Subsidiary in connection with the extension of credit hereunder, and agrees that no other Bank has any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto whether coming into its possession before the granting of the first loans or at any time or times thereafter.

         SECTION 10.3. NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

         SECTION 10.4. AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of this credit agreement or of the Notes, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by Borrower and the holders of sixty-six and two-thirds percent (66-2/3%) (by amount) of the Commitments and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Unanimous consent of the Commitments, shall be required with respect to (i) the change of maturity of the Notes, or the payment date of interest thereunder,
(ii) any change in the rate of interest on the Notes, or in the rate at which the commitment fee referred to in Section 2.5 hereof shall be calculated or in any amount of principal or interest due on any Note, or in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, (iii) any change in any percentage voting requirement in this credit agreement, (iv) any change in any date specified in this credit agreement for the payment of principal or interest on any Note or for the payment of any commitment fee hereunder, (v) any increase in any Bank's Commitment or Percentage (as indicated in Annex A hereto), except when pursuant to Section 2.6 (iii), or any increase in the aggregate of all of the Banks' Commitments hereunder or (vi) any change to this Section 10.4.

Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

         SECTION 10.5. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address of Borrower specified on the signature pages of this credit agreement, if to a bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this credit agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when received.

         SECTION 10.6. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all out-of-pocket costs and expenses (including reasonable legal fees) of the Banks incurred directly as a result of (i) the extraordinary administration of this credit agreement, the Notes and the other instruments and documents to be delivered hereunder, in connection with any Potential Default and (ii) the enforcement of this credit agreement or the Notes. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this credit agreement or the Notes, and the other instruments and documents to be delivered hereunder, and agrees to save each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

         SECTION 10.7. OBLIGATIONS SEVERAL. The obligations of the Banks hereunder are several and not joint. Nothing contained in this credit agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this credit agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default.

         SECTION 10.8. EXECUTION IN COUNTERPARTS. This credit agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         SECTION 10.9.  SUCCESSORS AND ASSIGNS:  PARTICIPATIONS.

     (i) Whenever in this credit agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Borrower or the Banks that are contained in this credit agreement shall bind and inure to the benefit of their respective successors and assigns.

    (ii) The Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of holders of sixty-six and two-thirds percent (66-2/3%) (by amount) of the Commitment, which consent will not be unreasonably withheld.

   (iii) Each Bank may without the consent of the Borrower sell participations to one or more banks or other entities in all or a portion of its Notes PROVIDED, HOWEVER, that:

                 (a) such Bank's obligations under this credit agreement shall remain unchanged,

                 (b) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and

                 (c) the Borrower and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this credit agreement.

    (iv) Any Bank may, in connection with any participation or proposed participation pursuant to this Section 10.9, disclose to the participant or proposed participant, any information relating to Borrower furnished to such Bank by or on behalf of Borrower; PROVIDED that prior to any such disclosure, each such participant or proposed participant shall agree to preserve the confidentiality of any confidential information relating to Borrower received from such Bank.

         SECTION 10.10. GOVERNING LAW. This credit agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law.

         SECTION 10.11. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this credit agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this credit agreement.

                     ARTICLE XI.  THE ADMINISTRATIVE AGENT

         The Banks hereby authorize Society National Bank and Society National Bank hereby agrees to act as Administrative Agent for the Banks in respect of this credit agreement upon the terms and conditions set forth elsewhere in this credit agreement, and upon the following terms and conditions:

         SECTION 11.1. APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

         SECTION 11.2. NOTE HOLDERS. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Administrative Agent.

         SECTION 11.3. CONSULTATION WITH COUNSEL. The Administrative Agent may consult with legal counsel selected by it and shall not be liable for any reasonable action taken or suffered in good faith by it in accordance with the written opinion of such counsel, issued before such action is taken or suffered.

         SECTION 11.4. DOCUMENTS. The Administrative Agent shall not be under a duty to examine into or pass upon the validity, effectiveness, genuineness or value of this credit agreement, the Notes, any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

         SECTION 11.5. ADMINISTRATIVE AGENT AND AFFILIATES. With respect to the loans made hereunder, the Administrative Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower.

         SECTION 11.6. KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that the Administrative Agent shall be entitled to assume that no Possible Default has occurred and is continuing, unless the Administrative Agent has actual knowledge of such fact or has been notified by a Bank that such Bank considers that a Possible Default has occurred and is continuing and specifying the nature thereof.

         SECTION 11.7. ACTION BY ADMINISTRATIVE AGENT. So long as the Administrative Agent shall be entitled, pursuant to Section 11.6 hereof, to assume that no Possible Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this credit agreement. The Administrative Agent shall incur no liability under or in respect of this credit agreement by action upon any notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which Administrative Agent reasonably believes to be necessary or desirable in the premises.

         SECTION 11.8. INDEMNIFICATION. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of their Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any action taken or omitted by the Administrative Agent with respect to this credit agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence, willful misconduct or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this credit agreement.

         SECTION 11.9. SUCCESSOR. Borrower may select a successor Administrative Agent with the approval of the holders of fifty-one percent (51%) by amount, of the Commitments.


101 Prospect Avenue, N.W.         THE SHERWIN-WILLIAMS COMPANY
Cleveland, Ohio  44115
                                  By:  ________________________________
                                          LARRY J. PITORAK
                                  Title:    SENIOR VICE PRESIDENT-
                                         FINANCE, TREASURER AND
                                         CHIEF FINANCIAL OFFICER
                                         ______________________________

                                  By:  ________________________________
                                          JAMES J. SGAMBELLONE
                                  Title: ASSISTANT SECRETARY AND
                                         CORPORATE DIRECTOR OF TAXES
                                         ______________________________

127 Public Square                 SOCIETY NATIONAL BANK, as
Cleveland, Ohio  44114-1306       Administrative Agent

                                  By: _________________________________

                                  Title:  _____________________________


                                  SOCIETY NATIONAL BANK, Individually

                                  By:  ________________________________

                                  Title: ______________________________


Atlanta Agency                    BANK OF NOVA SCOTIA
Attn.:  Agent
Suite 2700                        By: _________________________________
600 Peachtree Street, NE.
Atlanta, Georgia  30308           Title: ______________________________


231 South Lasalle 8Q              CONTINENTAL BANK N.A.
Chicago, Illinois  60697
                                  By: _________________________________

                                  Title:  _____________________________


Corporate Banking                 CREDIT SUISSE
Tower 49
12 East 49th Street               By: _________________________________
New York, New York  10017
                                  Title:  _____________________________

                                  By:  ________________________________

                                  Title:  _____________________________

707 Wilshire Blvd., W16-12        FIRST INTERSTATE BANK OF CALIFORNIA
Los Angeles, CA  90017
Telex No. 674421                  By:  ________________________________

                                  Title:  _____________________________


1300 East Ninth Street            FIRST NATIONAL BANK OF CHICAGO
Cleveland, Ohio  44114
                                  By:  ________________________________

                                  Title:  _____________________________


1900 East Ninth Street            NATIONAL CITY BANK
P.O. Box 5756
Cleveland, Ohio  44101            By: _________________________________

                                  Title:  _____________________________


P.O. Box 2558                     TEXAS COMMERCE BANK NATIONAL
712 Main Street                   ASSOCIATION
Houston, Texas  77002-8059
                                  By:  ________________________________

                                  Title:  _____________________________


909 Fannin Road                   TORONTO DOMINION BANK
Houston, Texas  77010
Attn.:  Warren Finlay             By: _________________________________

                                  Title:  _____________________________


P.O. Box 4418                     TRUST COMPANY BANK
Atlanta, Georgia  30302
or                                By: _________________________________
25 Park Place, 24th Floor
Atlanta, Georgia  30303           Title:  _____________________________


191 Peachtree Street, N.E.        WACHOVIA BANK OF GEORGIA, N.A.
Atlanta, Georgia  30303
                                  By: _________________________________

                                  Title:  _____________________________

                                    ANNEX A
                                    -------

                                                                                    Maximum
Bank                                                  Percentage                     Amount
- ----                                                  ----------                   ----------
 1.      Bank of Nova Scotia                            8.93%                        25,000,000

 2.      Continental Bank N.A.                          7.14%                        20,000,000

 3.      Credit Suisse                                  7.14%                        20,000,000

 4.      First Interstate Bank of
            California                                  7.14%                        20,000,000

 5.      First National Bank of
            Chicago                                     8.93%                        25,000,000

 6.      National City Bank                            10.72%                        30,000,000

 7.      Society National Bank                         12.50%                        35,000,000

 8.      Texas Commerce Bank
            National Association                        5.36%                        15,000,000

 9.      Toronto Dominion Bank                          5.36%                        15,000,000

10.      Trust Company Bank                            19.64%                        55,000,000

11.      Wachovia Bank of Georgia, N.A.                 7.14%                        20,000,000
                                                      -------                      ------------


                 TOTAL COMMITMENT                     100.00%                      $280,000,000

                                                                       Exhibit A
                             REVOLVING CREDIT NOTE

$_________________________                                       Cleveland, Ohio


                                                          _______________, 19___

         FOR VALUE RECEIVED, the undersigned THE SHERWIN-WILLIAMS COMPANY (the "Borrower") promises to pay on the last day of the relevant interest period as proposed in the credit agreement hereinafter referred to, to the order of ________________________________________ (the "Bank") at the main office of the
Administrative Agent, the principal sum of

______________________________________________________ DOLLARS

or the aggregate unpaid principal amount of all loans evidenced by this note made by the Bank to the Borrower pursuant to Paragraph A of Section 2.1 of the credit agreement, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

         The Borrower promises to pay interest on the unpaid principal amount of each loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Paragraph A of Section 2.1 of the credit agreement. Said interest shall be payable on each date provided for in Paragraph A of said Section 2.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

         The portions of the principal sum hereof from time to time representing Base Lending Rate Loans, Domestic Fixed Rate Loans and LIBOR Loans, and payments of principal of any thereof, will be recorded on the grid(s) attached hereto and made a part hereof or by appropriate book entry. All loans by the Bank to the Borrower pursuant to the credit agreement and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof on such grid(s) or by appropriate book entries, it being understood, however, that any Bank's failure to record appropriate information in the grid(s) attached to this note shall in no way affect the obligation of the Borrower under the credit agreement or this note.

         If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be 1.1 times the Base Lending Rate from time to time in effect. All payments of principal for and interest on this note shall be made in immediately available funds.

         This note is one of the Revolving Credit Notes referred to in the credit agreement dated as of June 22, 1987, as amended effective January 18, 1991 and as further amended effective December 15, 1993, between the Borrower and the Banks named therein. Reference is made to such credit agreement for a description of other terms and conditions upon which this note is issued.

                                                    THE SHERWIN-WILLIAMS COMPANY
                                                            ("Borrower")


                                                By:  ___________________________
                                                                           Title

                                                 REVOLVING CREDIT NOTE
                                            LOANS AND PRINCIPAL PAYMENTS
                                            -------------------------------

                                                                                            Unpaid
                                                      Amount of                            Principal        Name of
                 Amount of                             Domestic        Amount of           Balance of        Person
               Base Lending          Amount of        Fixed Rate       Principal           Revolving         Making
   Date          Rate Loan           LIBOR Loan          Loan           Prepaid           Credit Note       Notation
- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

                                                                       Exhibit B
                                 TERM LOAN NOTE

$_________________________                                       Cleveland, Ohio

                                                          _______________, 19___

         FOR VALUE RECEIVED, the undersigned THE SHERWIN-WILLIAMS COMPANY (the "Borrower") promises to pay to the order of _______________________ ________________________________________ (the "Bank") at the main office of the
Administrative Agent, the principal sum of

______________________________________________________ DOLLARS

or the aggregate unpaid principal amount of all loans evidenced by this note made by the Bank to the Borrower pursuant to Paragraph B of Section 2.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United States of America in four (4) equal consecutive semi-annual installments commencing six (6) months from the date hereof. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

         The Borrower promises also to pay interest on the unpaid principal amount of each loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Paragraph B of Section 2.1 of the credit agreement. Said interest shall be payable on each date provided for in Paragraph B of said Section 2.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

         The portions of the principal sum hereof from time to time representing Base Lending Rate Loans, LIBOR Loans and Domestic Fixed Rate Loans, and payments of principal of either thereof, will be recorded on the grid(s) attached hereto and made a part hereof or by appropriate bank entry. All loans by the Bank to the Borrower pursuant to the credit agreement and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof on such grid(s) or by appropriate book entries, it being understood, however, that any Bank's failure to record appropriate information in the grid(s) attached to this note shall in no way affect the obligation of the Borrower under the credit agreement or this note.

         If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be 1.1 times the Base Lending Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

         This note is one of the Term Loan Notes referred to in the credit agreement dated as of June 22, 1987, as amended effective January 18, 1991 and as further amended effective December 15, 1993, between the Borrower and the Banks named therein. Reference is made to such credit agreement for a description of other terms and conditions upon which this note is issued.

                                                    THE SHERWIN-WILLIAMS COMPANY
                                                            ("Borrower")

                                                By:  ___________________________
                                                                           Title

                                                    TERM LOAN NOTE
                                            LOANS AND PAYMENTS OF PRINCIPAL
                                            -------------------------------

                                                                                            Unpaid
                                                      Amount of                            Principal        Name of
                 Amount of                             Domestic        Amount of           Balance of        Person
               Base Lending          Amount of        Fixed Rate       Principal             Term            Making
   Date          Rate Loan           LIBOR Loan          Loan           Prepaid            Loan Note        Notation
- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

- ----------   -----------------   -----------------   -------------  ---------------  -------------------  -------------

                                                                       Exhibit C
                               MONEY MARKET NOTE

$_________________________                                       Cleveland, Ohio

                                                          _______________, 19___

         FOR VALUE RECEIVED, the undersigned THE SHERWIN-WILLIAMS COMPANY (the "Borrower") promises to pay on ________________________, the order of ________________________________________________ (the "Bank") at
______________________________________________, the principal sum of

______________________________________________________ DOLLARS

in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in the credit agreement hereinafter referred to.

         The Borrower promises also to pay interest on the unpaid principal amount of this loan from time to time outstanding from the date of such loan until the payment in full thereof at the rate of _________ percent (_______%) per annum. Said interest shall be payable on each date provided for in Paragraph C of said Section 2.1 of the credit agreement; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

         If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be 1.1 times the Base Lending Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

         This note is one of the Money Market Notes referred to in the credit agreement dated as of June 22, 1987, as amended effective January 18, 1991 and as further amended effective December 15, 1993, between the Borrower and the banks named therein. Reference is made to such credit agreement for a description of other terms and conditions upon which this note is issued.

                                                    THE SHERWIN-WILLIAMS COMPANY
                                                            ("Borrower")


                                                By:  ___________________________
                                                                         Title

                                     MONEY MARKET NOTE
                               LOANS AND PRINCIPAL PAYMENTS
                               ----------------------------

                                                       Unpaid
                                                      Principal
                                     Amount of         Balance
                 Amount of           Principal         of Money     Name of Person
   Date            Loan               Prepaid         Market Note   Making Notation
- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------

- ----------   -----------------   -----------------   -------------  ---------------